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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.          )

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☐	Soliciting Material under §240.14a-12

Steinway Musical Instruments, Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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800 South Street
Suite 305
Waltham, Massachusetts 02453
(781) 894-9770

May 31, 2011

Dear Stockholder:

        Our Annual Meeting of Stockholders will be held on Friday, June 24, 2011 at 9:30 a.m. at the Company's corporate office located at 800 South Street, Suite 305, Waltham, Massachusetts 02453. We invite you to attend this meeting to give us an opportunity to meet you personally, to allow us to introduce to you the key personnel responsible for management of your Company and to respond to any questions you may have.

        The formal Notice of Meeting, the Proxy Statement and the Proxy Card are enclosed. A copy of the Annual Report on Form 10-K, as amended on Form 10-K/A, describing the Company's operations during the year ended December 31, 2010 is also enclosed.

        Your Chairman, Kyle R. Kirkland, and I own 100% of the Class A Common Stock and have advised the Company that we currently intend to vote our shares of Class A Common Stock consistent with the recommendations of the Board of Directors set forth in the attached Proxy Statement. The Class A Common Stock presently represents over 80% of the combined voting power of the Class A Common Stock and the Ordinary Common Stock. Therefore, as long as Mr. Kirkland and I retain our shares of Class A Common Stock, stockholder approval in accordance with how Mr. Kirkland and I vote our shares of Class A Common Stock is assured. You should be aware, however, that Mr. Kirkland and I have agreed to eliminate the dual class voting structure of the Company's Common Stock. To effect the change, we have agreed to sell all of the existing Class A Common Stock to the Company's two largest shareholders, Samick Musical Instruments Co., Ltd. and ValueAct SmallCap Partners. Upon the closing of the sale, the Class A Common Stock will convert to Ordinary Common Stock with one vote per share. The transaction, which is subject to regulatory approval, is expected to close late in the second quarter. It is possible that the transaction will close prior to the Annual Meeting, in which case the Class A Common Stock will be extinguished and Mr. Kirkland and I will no longer control the vote.

        We hope that you will be able to attend the meeting in person. Whether or not you plan to attend the meeting, please vote by mailing a completed Proxy Card or, if your Proxy Card or voter instruction form so indicates, by phone or internet. Your shares will be voted at the meeting in accordance with your Proxy.

        If you have shares in more than one name or if your stock is registered in more than one way, you may receive more than one copy of the Proxy materials. If so, please sign and return each of the Proxy Cards you receive so that all of your shares may be voted. We look forward to seeing you at the meeting.

Very truly yours,

Dana D. Messina Chief Executive Officer

800 South Street
Suite 305
Waltham, Massachusetts 02453
(781) 894-9770

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
To Be Held June 24, 2011

        The Annual Meeting of Stockholders of Steinway Musical Instruments, Inc. (the "Company") will be held on Friday, June 24, 2011 at 9:30 a.m. at the Company's corporate office at 800 South Street, Suite 305, Waltham, Massachusetts 02453, for the following purposes:

1.
To elect nine directors to hold office until the next Annual Meeting of Stockholders and until their successors are duly elected and qualified;

2.
To hold a non-binding advisory vote on the compensation of the Company's Named Executive Officers;

3.
To hold a non-binding advisory vote on the frequency of future executive compensation advisory votes;

4.
To ratify the appointment of KPMG LLP as the Company's independent registered public accounting firm for the fiscal year ending December 31, 2011; and

5.
To transact such other business as may properly come before the meeting or any adjournment thereof.

        Stockholders of record at the close of business on May 27, 2011 will be entitled to vote at the Annual Meeting or any adjournment or postponement thereof. All stockholders are urged to attend the meeting in person or by proxy.

        WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING IN PERSON, PLEASE VOTE BY MAILING A COMPLETED PROXY CARD OR, IF YOUR PROXY CARD OR VOTER INSTRUCTION FORM SO INDICATES, BY PHONE OR INTERNET. The Proxy is revocable and will not affect your right to vote in person in the event you attend the meeting.

By Order of the Board of Directors,

John R. Dudek Secretary
Waltham, Massachusetts May 31, 2011

 INTERNET AVAILABILITY OF PROXY MATERIALS

        Under rules adopted by the Securities and Exchange Commission, we are now furnishing Proxy materials on the internet in addition to mailing paper copies of the materials to each stockholder of record. Instructions on how to access and review the Proxy materials on the internet can be found on the Proxy Card or voting instruction form sent to stockholders of record.

Important Notice Regarding the Availability of Proxy Materials
for the Stockholder Meeting to be Held on June 24, 2011

        This Proxy Statement and our 2010 Annual Report on Form 10-K and Amendment No. 1 on

Form 10-K/A are available and can be accessed directly at the following internet address:

http://www.cstproxy.com/steinwaymusical/2011/.

        If you received your 2011 Annual Meeting materials by mail, we encourage you to sign up to receive your stockholder communications by e-mail. With electronic delivery, you will be notified by e-mail as soon as the Annual Report on Form 10-K and Proxy Statement are available on the internet, and you can easily submit your stockholder votes online. If you are a registered holder (i.e. you hold your shares in your own name through our transfer agent, Continental Stock Transfer & Trust, or you have stock certificates), visit http://www.cstproxyvote.com to enroll.

        Your electronic delivery enrollment will be effective until you cancel it. If you later change your mind and would like to receive paper copies of our Proxy Statements and annual reports, please call Continental Stock Transfer & Trust at (917) 262-2373 or revisit http://www.cstproxyvote.com to change your delivery preference.

        If you hold your stock through a bank or broker, please refer to the information provided by that entity for instructions on how to elect to view future Proxy Statements and annual reports over the internet and how to change your elections.

Your Vote is Important.

        Please vote as promptly as possible by using the internet or by signing, dating and mailing the enclosed Proxy Card.

PROXY STATEMENT

INFORMATION CONCERNING SOLICITATION AND VOTING

Solicitation and Revocation of Proxies

        The enclosed Proxy is solicited by and on behalf of the Board of Directors of Steinway Musical Instruments, Inc. (the "Company") for use in connection with the Annual Meeting of Stockholders to be held on the 24th day of June, 2011 at 9:30 a.m. (the "Annual Meeting") and at any and all adjournments thereof.

        The persons named as proxies were designated by the Board of Directors and are officers and/or directors of the Company. Any Proxy may be revoked or superseded by executing a Proxy bearing a later date or by giving notice of revocation in writing prior to, or at, the Annual Meeting, or by attending the Annual Meeting and voting in person. All proxies which are properly completed, signed and returned to the Company prior to the meeting, and not revoked, will be voted in accordance with the instructions given in the Proxy. If a choice is not specified in the Proxy, the Proxy will be voted FOR the election of the director nominees listed below, FOR the approval of the compensation of the Company's Named Executive Officers, for 3 YEARS as the frequency of stockholder votes on executive compensation, and FOR the ratification of the appointment of KPMG LLP as the Company's independent registered public accounting firm for the fiscal year ending December 31, 2011.

        This Proxy Statement and the accompanying Proxy Card are being delivered to stockholders on or about May 31, 2011. The entire cost of the solicitation of proxies will be borne by the Company. Expenses will also include reimbursements paid to brokerage firms and others for their reasonable expenses incurred in forwarding solicitation material regarding the meeting to beneficial owners of the Company's Common Stock. The original solicitation of proxies will be by mail. In addition, some of the officers, directors and employees of the Company may solicit proxies personally or by telephone, fax or e-mail.

        Kyle R. Kirkland, Chairman of the Board, and Dana D. Messina, Chief Executive Officer of the Company, have advised the Company that they currently intend to vote all of their shares of Class A Common Stock in favor of the election of the nine nominees recommended by the Board of Directors, the approval of the compensation of the Company's Named Executive Officers, 3 years as the frequency of stockholder votes on executive compensation, and the appointment of KPMG LLP to serve as the Company's independent registered public accounting firm to audit the Company's financial statements for 2011 and internal controls over financial reporting as of December 31, 2011. As long as Messrs. Kirkland and Messina retain their shares of Class A Common Stock, such action by Messrs. Kirkland and Messina is sufficient to elect such directors, approve the compensation of the Company's Named Executive Officers and 3 years as the frequency of stockholder votes on executive compensation, and to ratify the appointment of the independent registered public accounting firm without any action on the part of any other holder of Common Stock.

        Messrs. Kirkland and Messina have agreed to eliminate the dual class voting structure of the Company's Common Stock. To effect the change, they have agreed to sell all of the existing Class A Common Stock to the Company's two largest shareholders, Samick Musical Instruments Co., Ltd. and ValueAct SmallCap Partners (the "Class A Sale Transaction"). Upon the closing of the Class A Sale Transaction, the Class A Common Stock will convert to Ordinary Common Stock with one vote per share. The Class A Sale Transaction, which is subject to regulatory approval, is expected to close late in the second quarter. It is possible that the Class A Sale Transaction will close prior to the Annual Meeting, in which case the Class A Common Stock will be extinguished and Messrs. Kirkland and Messina will no longer control the vote.

Voting at the Meeting

        Only stockholders of record at the close of business on May 27, 2011 will be entitled to vote at the Annual Meeting or any adjournment or postponement thereof. The Company's Restated Certificate of Incorporation (the "Certificate of Incorporation") authorizes two classes of common stock, designated as Ordinary Common Stock and Class A Common Stock. Each share of Ordinary Common Stock entitles the record holder to one vote while each share of Class A Common Stock entitles the record holder to 98 votes on any action to be taken at the Annual Meeting, unless Delaware law provides otherwise. As of May 27, 2011, there were 11,676,560 shares of Ordinary Common Stock and 477,952 shares of Class A Common Stock outstanding. As of that date, all shares of Class A Common Stock were owned by Messrs. Kirkland and Messina, representing over 80% of the combined voting power of the Class A Common Stock and Ordinary Common Stock. Neither the holders of the Ordinary Common Stock nor the holders of Class A Common Stock have cumulative voting rights. The stockholders of the Company have no dissenters or appraisal rights in connection with any of the items scheduled to be presented to the stockholders at the Annual Meeting.

Vote Required

        The election of director nominees requires a plurality of the votes cast in person or by proxy at the Annual Meeting. Under Delaware law, the Certificate of Incorporation and the Company's bylaws, shares as to which a stockholder abstains or withholds from voting on the election of directors, and shares as to which a broker indicates that it does not have discretionary authority to vote ("broker non-votes") on the election of directors will not be counted as voting thereon and, therefore, will not affect the election of the nominees receiving a plurality of the votes cast.

        The approval of the compensation of the Company's Named Executive Officers is an advisory vote; therefore, no minimum vote is required for such proposal. Abstention and broker non-votes will have no effect on the outcome of the vote.

        The frequency of stockholder votes on executive compensation is also an advisory vote providing stockholders with multiple voting options; therefore, no minimum vote is required for such proposal. Abstention and broker non-votes will have no effect on the outcome of the vote.

        The ratification of the appointment of KPMG LLP as the independent registered public accounting firm of the Company for the 2011 fiscal year requires the affirmative vote of the holders of at least a majority of the aggregate votes cast at the Annual Meeting. Under Delaware law, the Certificate of Incorporation and the Company's bylaws, shares as to which a stockholder abstains or withholds from voting on the ratification of independent registered public accounting firms, and broker non-votes have the same effect as a vote against such ratification.

ELECTION OF DIRECTORS

        The Certificate of Incorporation fixes the number of directors at not less than three and not more than nine, with the exact number to be set by resolution of the Board of Directors. Except as set forth below, persons named as proxies may not vote for the election of any person to the office of director for which a bona fide nominee is not named in the Proxy Statement. All nominees have consented to serve as directors for the ensuing year and have previously served as directors of the Company. Although the Board of Directors does not believe that any of the nominees will be unable to serve, if any nominee withdraws or otherwise becomes unavailable to serve, the persons named in the enclosed Proxy will vote for any substitute nominee designated by the Board of Directors.

Information Regarding the Nominees

        Set forth below are the names, positions held, ages and brief accounts of the business experience for each of the persons to be nominated as a director by the Board of Directors at the Annual Meeting.

Nominees for Directors for Terms Expiring in 2012

        Kyle R. Kirkland, Chairman of the Board and Director (age 49).    Mr. Kirkland has served as a director of the Company since 1993 and as Chairman of the Board since 1996. He has been a principal of Kirkland Messina, Inc. since 1994. From 1991 to 1994, Mr. Kirkland was a Senior Vice President of an investment bank where he was responsible for its private placement financing activities. From 1990 to 1991, Mr. Kirkland was employed by Canyon Partners as a Vice President. From 1988 to 1990, he was employed by an investment banking firm in its high yield bond department. The Company believes that Mr. Kirkland's financial and business expertise, combined with over 15 years of Company and industry experience, give him the qualifications and skills to serve as director.

        Dana D. Messina, Chief Executive Officer and Director (age 49).    Mr. Messina has served as a director of the Company since 1993 and as Chief Executive Officer since 1996. He has been a principal of Kirkland Messina, Inc. since 1994. From 1990 to 1994, Mr. Messina was a Senior Vice President of an investment bank where he was responsible for all of its corporate finance and merchant banking activities. From 1987 to 1990, he was employed by an investment banking firm in its high yield bond department. The Company believes that Mr. Messina's financial and business expertise, combined with over 15 years of Company and industry experience, give him the qualifications and skills to serve as director.

        Thomas Kurrer, President, Steinway & Sons Worldwide and Director (age 62).    Mr. Kurrer became a director of the Company upon his appointment as President of Steinway & Sons Worldwide in 2008. He joined the Company in 1989 as Managing Director of Steinway-Germany and undertook responsibility for all of Steinway & Sons' operations outside the Americas in 1994. Prior to joining the Company, he held various positions of increasing responsibility with the Otto Wolff-Group, a conglomerate of steel and machinery equipment companies, with his last position as their Managing Director of Wirth GmbH. From 1976 to 1978, Mr. Kurrer was employed by the German-American Chamber of Commerce in New York. The Company believes that Mr. Kurrer's management and operations expertise, combined with over 20 years of Company and industry experience, give him the qualifications and skills to serve as director.

        John M. Stoner, Jr., President, Conn-Selmer and Director (age 58).    Mr. Stoner became a director of the Company upon his appointment as President of Conn-Selmer, Inc. in 2002. Prior to that, Mr. Stoner spent 25 years with True Temper, Inc., a manufacturer of non-powered lawn and garden tools, where he held various positions of increasing responsibility. In 1995, he was appointed as True Temper's President and in 1999, after the acquisition of True Temper, became the President and CEO of Ames True Temper. The Company believes that Mr. Stoner's management and operations expertise, combined with his Company and industry experience, give him the qualifications and skills to serve as director.

        Edward Kim, Director (age 70).    Mr. Kim became a director of the Company in April 2011. He is the founder, Chairman and Chief Executive Officer of New Pride Corporation, a global intermodal logistics services company. Under Mr. Kim's direction, New Pride became the first United States based company listed on the KOSDAQ market of the Korea Exchange. The Company believes that Mr. Kim's management and operations expertise, combined with his global expertise, give him the qualifications and skills to serve as director.

        Jong Sup Kim, Director (age 63).    Mr. Kim became a director of the Company in November 2009. He is the chairman of Samick Musical Instruments Co., Ltd. Mr. Kim also serves as the chairman of Speco Co., Ltd., one of Korea's leading road building machinery companies. The Company believes that Mr. Kim's management and operations expertise, combined with his global industry experience and expertise, give him the qualifications and skills to serve as director.

        Don Kwon, Director (age 37).    Mr. Kwon became a director of the Company in April 2011. He is the Managing Partner at Michigan Venture Capital, a private equity firm based in Seoul, Korea. Mr. Kwon specializes in media & entertainment investments. He serves on the board of various portfolio companies serving the technology, online media, and retail consumer sectors. Prior to joining Michigan, Mr. Kwon worked for nearly a decade in investment banking. The Company believes that Mr. Kwon's financial and business expertise, including capital markets, combined with his investment banking experience, give him the qualifications and skills to serve as director.

        David Lockwood, Director (age 51).    Mr. Lockwood became a director of the Company in January 2008. He is the founding member and current Managing Partner of VA SmallCap Partners, LLC; ValueAct SmallCap Management, LLC; and ValueAct SmallCap Master Fund, L.P. Prior to his tenure with ValueAct, Mr. Lockwood was Chairman and CEO of Liberate Technologies, a provider of software for digital cable systems. Before serving at Liberate Technologies, he was Vice Chairman and CEO of Intertrust, a company which develops and licenses intellectual property. The Company believes that Mr. Lockwood's financial and business expertise, including capital markets, combined with his management and investment banking experience, give him the qualifications and skills to serve as director.

        Michael T. Sweeney, Director (age 53).    Mr. Sweeney became a director of the Company in April 2011. He is Chairman of the Board of Star Tribune Media Holdings, the holding company for the Minneapolis Star Tribune. He is also a partner of the private equity firm Goldner Hawn Johnson & Morrison, where he once served as its Managing Partner. Prior to his career in private equity, Mr. Sweeney served as the president of Starbuck's Coffee Company (UK) Ltd. He presently serves as a director of First Solar, Inc. The Company believes that Mr. Sweeney's financial and business expertise, including capital markets, combined with his management and investment banking experience, give him the qualifications and skills to serve as director.

        Each director of the Company is elected for a period of one year and serves until his successor is duly elected and qualified. For information regarding the beneficial ownership of Ordinary Common Stock and Class A Common Stock by nominee, see "Principal Stockholders" on page 26.

Meetings of the Board of Directors

        The Company has determined that it is a controlled company, as defined by the rules and regulations of the New York Stock Exchange (the "NYSE"), based on the fact that Messrs. Kirkland and Messina currently own over 80% of the combined voting power of the Class A Common Stock and Ordinary Common Stock. The Company has chosen to take advantage of the controlled company exemptions to Sections 303A.01, .04 and .05 of the NYSE's Listed Company Manual (the "Manual"). Accordingly, the Board of Directors need not be comprised of a majority of independent directors. The Board has determined that Messrs. Edward Kim, J.S. Kim, Kwon, Lockwood and Sweeney are all independent according to applicable rules of the Securities and Exchange Commission (the "SEC") and the listing standards of the NYSE. The Board made this determination after discussions with the directors and review of their responses to questions regarding employment and transaction history, affiliations, and family and other relationships. The Company has determined, however, that upon the closing of the Class A Sale Transaction, it will no longer able to take advantage of the controlled company exemptions to Sections 303A.01, .04 and .05 of the Manual.

        The Board of Directors met on five occasions and took action by unanimous written consent once during 2010. Non-management directors' meetings are normally held regularly throughout the year. At each of these formal meetings of non-management directors, the presiding director rotates among the chairs of the Company's various committees. Stockholders can communicate with non-management directors at the Company's Annual Meeting of Stockholders or as described in the section "Communications with Stockholders of the Company" on page 7. In addition to the meetings of the full Board and meetings of non-management directors, directors also took action through Board committees.

The Board of Directors has standing Audit, Compensation and Option Committees. None of the members of the Board of Directors participated in less than 75% of the meetings held by the Board of Directors or of the total number of meetings held by all committees of the Board of Directors on which various members served during the year ended December 31, 2010. While the Company does not have a policy requiring the members of the Board of Directors to attend its annual meetings of stockholders, several of its directors do attend the Annual Meeting. The current members of each of the Board of Directors' committees are listed below.

  The Audit Committee

          The current members of the Audit Committee are Chairman David Lockwood, Edward Kim and Michael Sweeney, each of whom is an "independent director" as defined by the NYSE's listing standards. The Board has determined that Mr. Sweeney is an "audit committee financial expert" as defined in the applicable regulations of the SEC. The Board deemed Mr. Sweeney's experience of over 11 years in the investment business, including analysis of financial statements, assessment of the performance of companies, involvement with analysts, rating agencies, auditors and management with respect to quarterly earnings, significant management estimates and other accounting matters, as relevant to his financial expert qualifications. The Audit Committee assists the Board of Directors in fulfilling its responsibilities for oversight of the quality and integrity of the accounting, auditing, and financial reporting practices and controls of the Company. The Audit Committee met seven times and took action by unanimous written consent three times during 2010. The Board of Directors has adopted a written charter for the Audit Committee, which is available on the Company's website at www.steinwaymusical.com and was attached as an exhibit to the Company's 2006 Proxy Statement.

  The Compensation Committee

          The current members of the Compensation Committee are Edward Kim, Don Kwon and Michael Sweeney. The Compensation Committee sets the compensation for the executive officers of the Company and evaluates and administers the Company's compensation programs. The Compensation Committee met once and took action by unanimous written consent once during 2010. The Company is currently exempt from Section 303A.05 of the Manual and, therefore, need not adopt, nor has it adopted, a charter for the Compensation Committee. The Company has determined, however, that upon the closing of the Class A Sale Transaction, it will no longer be able to take advantage of the controlled company exemption to Section 303A.05 of the Manual and accordingly will be required to adopt a charter for the Compensation Committee.

  The Option Committee

          The current members of the Option Committee are Edward Kim, Don Kwon and David Lockwood. The Option Committee is responsible for administering the Steinway Musical Instruments, Inc. 2006 Stock Compensation Plan, the 1996 Stock Compensation Plan, as amended, and the 2006 Employee Stock Purchase Plan. The Option Committee did not meet but took action by unanimous written consent three times during 2010.

Director Nominations and Nominating Process

        Since the Company is currently a controlled company, as defined in the Manual, and is therefore exempt from Section 303A.04 of the Manual, it does not have a standing nominating/corporate governance committee. The entire Board of Directors participates in the consideration of director nominees. As controlling stockholders, Messrs. Kirkland and Messina put forth recommendations which are then considered and acted upon by the full Board of Directors. The Company has determined that, upon the closing of the Class A Sale Transaction, it will no longer be able to take advantage of the controlled company exemption to Section 303A.04 of the Manual and accordingly will be required to have a nominating/corporate governance committee that complies with Section 303A.04 of the Manual.

        The Board of Directors does not have a policy with regard to the consideration of any director candidate recommended by a stockholder of the Company. The Board of Directors has determined that, as a controlled company, it is currently unnecessary to have such a policy. However, the Board will consider any director candidate recommended by a stockholder of the Company when such recommendation is submitted in accordance with the Company's bylaws, the procedures described in this Proxy Statement in the section "Stockholder Proposals" on page 30, and the applicable rules of the SEC. The Company has determined that, upon the closing of the Class A Sale Transaction, it will no longer be a controlled company and accordingly will be required to have a nominating/corporate governance committee in accordance with Section 303A.04 of the Manual. Such nominating/corporate governance committee will determine whether it will consider candidates recommended by stockholders, and if so, what procedures stockholders will be required to follow in order to submit such recommendations.

        The Board of Directors has identified certain qualifications that a director nominee must possess before the Board recommends the nominee for a position on the Board of Directors. While the Board of Directors does not have a formal diversity policy, the Board seeks directors who represent a mix of backgrounds and experiences that will enhance the quality of the Board's deliberations and decisions. The Board believes that director nominees should possess the highest personal and professional ethics, integrity and values, and be committed to representing the long-term interests of the stockholders of the Company. In addition, Board candidates are considered based upon other criteria, such as diversity, broad-based business skills and experience, and a global business and social perspective. The Board of Directors evaluates such director nominees based on the qualifications described above.

Board Leadership Structure

        The Board does not have a policy on whether or not the roles of Chief Executive Officer and Chairman of the Board should be separate and, if they are to be separate, whether the Chairman of the Board should be selected from the non-employee Directors or be an employee. The Board believes that it should be free to make a choice from time to time in any manner that is in the best interests of the Company and its stockholders. Currently, Mr. Kirkland serves as a Director and the Chairman of the Board and Mr. Messina serves as a Director and the Chief Executive Officer. The Board of Directors believes this is the most appropriate structure for the Company at this time as it makes the best use of Messrs. Kirkland's and Messina's skills and experience.

Board's Role in the Oversight of Risk Management

        In fulfilling its risk oversight role, the Board of Directors focuses on the adequacy of the Company's risk management process and overall risk management system. The Board believes that an effective risk management system will (i) adequately identify the material risks to the Company, (ii) monitor (and implement if necessary) the effectiveness of the risk mitigating policies and procedures, and (iii) provide management with information on risk and the risk management process in order to make better business decisions.

        The Board has tasked the Audit Committee with the responsibility of the risk management system. The Audit Committee's objective is to strive to generate serious and thoughtful attention to the Company's risk management process, the nature of material risks affecting the Company, and the adequacy of the Company's policies and procedures designed to address and, where appropriate, mitigate these risks. To achieve these objectives, the Audit Committee (i) has tasked the Internal Audit department to facilitate a risk self-assessment with senior managers to identify material strategic, operational, financial and compliance risks, (ii) will receive information and reports from the Internal Audit department and other management personnel on a routine basis monitoring results of the Company's risk management policies and procedures, and (iii) if necessary, will schedule additional time for periodic reviews of the adequacy of the Company's risk management process with the Internal Audit department and other management personnel.

Corporate Governance

        The Company has adopted a written Code of Ethics and Professional Conduct to provide guidance to its directors, officers and employees on matters of business ethics and conduct, including compliance standards, business conduct, conflicts of interest, as well as identification, reporting, and resolution of issues. The Company has posted this code, along with its Corporate Governance Guidelines and Audit Committee Charter, on its website at www.steinwaymusical.com. This information will be made available in print free of charge to any stockholder who requests it by contacting the Corporate Communications Department at Steinway Musical Instruments, Inc., 800 South Street, Suite 305, Waltham, Massachusetts 02453, (781) 894-9770 or at ir@steinwaymusical.com.

Communications with Stockholders of the Company

        Stockholders have the opportunity to communicate with the members of the Board of Directors at the Annual Meeting of Stockholders. In addition, non-management directors as a group have instructed the Company that interested parties can also communicate directly with the non-management directors as a group, by mail addressed to the Non-Management Directors at the Company's headquarters in Waltham, Massachusetts or by e-mail at nonmanagementdirectors@steinwaymusical.com. The Company's website has pages titled "Contact Non-Management Directors" and "Contact Audit Committee" under the section marked "Corporate Governance" that details these communication options.

        THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR THE ELECTION OF EACH OF THE NOMINEES NAMED ABOVE.

        Unless a contrary indication is made on the enclosed Proxy Card, it is the intention of the persons named in the enclosed form of proxy to vote FOR the election of each director.

 MANAGEMENT

Executive Officers and Directors of the Company

        Set forth below are the names, ages, positions held and brief accounts of the business experience for each executive officer, division president and director of the Company.

Name	Age	Position
Kyle R. Kirkland	49	Chairman of the Board and Director
Dana D. Messina	49	Chief Executive Officer and Director
Dennis M. Hanson	56	Senior Executive Vice President
Thomas Kurrer	62	President, Steinway & Sons Worldwide and Director
John M. Stoner, Jr.	58	President, Conn-Selmer and Director
Ronald Losby	56	President, Steinway & Sons–Americas
Edward Kim	70	Director
Jong Sup Kim	63	Director
Don Kwon	37	Director
David Lockwood	51	Director
Michael T. Sweeney	53	Director

        For biographical information concerning Kyle R. Kirkland, Dana D. Messina, John M. Stoner, Jr., Thomas Kurrer, Edward Kim, Jong Sup Kim, Don Kwon, David Lockwood and Michael T. Sweeney, see "Nominees for Directors for Terms Expiring in 2012" on page 3.

        Dennis M. Hanson, Senior Executive Vice President.    Mr. Hanson serves as the Company's Chief Financial Officer, General Counsel and Assistant Secretary. He joined Steinway in 1988 as Vice President of Finance and assumed duties as General Counsel in 1993. Prior to that, Mr. Hanson worked at Computervision Corporation, where he held various financial positions including Vice President of Audit. Mr. Hanson started his career in public accounting at Haskins and Sells in 1976.

        Ronald Losby, President, Steinway & Sons–Americas.    Mr. Losby has served as President, Steinway & Sons–Americas since 2008. He joined the Company in 1987 as District Sales Manager for the Midwestern region of the United States. In 1998, Mr. Losby became Managing Director of Steinway U.K. In 2005, Mr. Losby assumed responsibility for the Company's retail showrooms in Germany as Steinway's Director of European Retail Stores. Prior to joining Steinway & Sons, he held retail management positions at The Wurlitzer Company and Baldwin Piano & Organ Company.

COMPENSATION DISCUSSION AND ANALYSIS

Overview

        The Compensation Committee of the Board of Directors is responsible for establishing, implementing and monitoring adherence to the Company's compensation philosophy. The Compensation Committee ensures that the total compensation for executive officers is fair, reasonable and competitive. The current members of the Compensation Committee are Edward Kim, Don Kwon and Michael Sweeney, each of whom is an "independent director" as defined by the NYSE's listing standards. Prior to April 29, 2011, the Committee members were Chairman Allen and Messrs. McMillan and Kluiber, each of whom was an "independent director" as defined by the NYSE listing standards.

Compensation Philosophy and Objectives

        The objectives of the Company's executive compensation program are to (a) attract and retain highly qualified individuals, (b) recognize individual, business segment, and Company performance and behavior consistent with the Company's values, and (c) align senior managers' financial interests with the long-term interests of the Company's stockholders through stock ownership. To achieve these objectives, the Compensation Committee believes that variable compensation paid to executive officers, such as bonuses, should be closely linked to the achievement of annual and long-term performance goals. The Compensation Committee designs compensation packages based upon Company, business segment, and individual performance that reward and motivate the Company's executive officers to achieve strategic business objectives and to continue to perform at the highest levels. In keeping with the Company's executive compensation philosophy and objectives, an appropriate portion of the total compensation awarded to executive officers is performance-based and equity-based.

        In order to achieve its objectives, the principal elements of the Company's compensation program for its executive officers are annual salary, performance bonuses, long-term incentive awards in the form of stock option grants and restricted stock awards, retirement benefits, and perquisites and other personal benefits.

Setting Executive Compensation

        The Compensation Committee is responsible for determining the compensation of the Chairman, CEO and other executive officers. The Compensation Committee evaluates and makes determinations annually concerning each executive officer's base salary, short-term incentive compensation and long-term incentive compensation. Compensation decisions are made based on each executive officer's past performance as well as expectations of future performance, with a view towards ensuring that each officer's total compensation is competitive and reasonable. In evaluating the performance and expectations for future performance of each executive officer (other than Messrs. Kirkland and Messina, the Company's Chairman and CEO, respectively), the Compensation Committee takes into consideration the recommendation of Mr. Messina and, when appropriate, other senior officers.

        The Compensation Committee's decisions on compensation for the Company's executive officers are based primarily upon the Compensation Committee's assessment of each individual's performance, supplemented by input from outside professional consultants. To reach decisions on compensation for Messrs. Kirkland and Messina, the Compensation Committee examines several additional factors, such as the Company's performance and relative stockholder return, the value of similar incentive awards to CEOs at comparable public companies, and the awards given to the Chairman and CEO in prior years. The Compensation Committee relies upon judgment, and not upon rigid guidelines or formulas, in determining the amount and mix of compensation elements for each executive officer. Factors affecting this judgment include performance compared to strategic goals established for the individual and the Company at the beginning of the year, the nature and scope of the executive's responsibilities, and effectiveness in leading initiatives to achieve corporate goals. The Compensation Committee previously engaged a third-party independent consulting firm to benchmark the overall competitiveness and reasonableness of each executive officer's compensation. The consultant's report not only addressed each executive officer's then current compensation, but also addressed future increases to enable the Committee to continue to utilize the report on a go-forward basis.

2010 Executive Compensation Components

        For the fiscal year ended December 31, 2010, the principal elements of compensation for Named Executive Officers were:

  •
  Base salary

  •
  Performance-based incentive compensation

  •
  Long-term incentive compensation

  •
  Retirement and other benefits

  •
  Perquisites and other personal benefits

        The Compensation Committee reset the annual salary review date for all executive officers to January beginning in 2009. Given the global financial crisis and continued economic downturn and the associated impact on the Company's operations, the Compensation Committee and management agreed to freeze salaries indefinitely for all executive officers scheduled for a January 1, 2009 adjustment. Later in the year, all executive officers absorbed approximately a 10% reduction in salary coinciding with general pay reductions for non-union personnel at their respective divisions. In connection with a Company-wide return of salary and wages to 2009 pre-reduction levels, the salaries of the Company's Named Executive Officers were reinstated to their 2009 levels effective with the first pay period in June of 2010.

        In fiscal 2010, base salaries for Named Executive Officers were in the range of 51–77% of their total cash and equity compensation (excluding benefits). Annual cash performance-based incentive compensation was in the range of 8–36% and long-term incentive compensation was in the range of 12–20% of total compensation.

  Base Salary

          With the periodic assistance of third-party consultants, base salaries are set within a certain range and at competitive levels, with reference to position, level of responsibilities, experience and geographic market conditions. Annual salary adjustments are determined by reference to the Company's and the individual's performance, as well as general marketplace conditions, including comparative information from similar industries. Such adjustments are meant primarily to maintain an individual's compensation in a range or adjust for position, duties, responsibilities or market changes. The Compensation Committee's review of these factors is subjective. The Compensation Committee does not assign a fixed value or weight to any specific performance factor when making salary decisions. In June 2010, all executive officers had their salary reinstated to their 2009 pre-reduction levels.

  Performance-based Incentive Compensation

          Performance bonuses are awarded to the Chairman, CEO and other senior executive officers in accordance with the Company's or relevant business segment's bonus plan and individual performance with respect to each individual's goals and objectives, as determined by the Compensation Committee. Under the applicable plan, participants are assigned a target bonus for the plan year that is a percentage of their base salaries. Bonus payouts under the plan for the participants are based on whether the Company or relevant business segment meets or exceeds pre-established performance levels. The primary measure of performance is based on a return on assets ("ROA") percentage, which is calculated using EBITDA (earnings before net interest expense, income taxes, depreciation and amortization), as adjusted for atypical items, divided by assets employed, as defined. In addition to this formula, the Compensation Committee considers each individual's performance during the year and adjusts the bonus payment as appropriate. The Compensation Committee then makes an overall assessment and judgment about each executive officer's performance and considers prior year awards, internal equity, and the overall market competitiveness of each officer's total cash and total compensation to determine the amount of the incentive bonus award. Generally, an executive's target bonus is 25% of base salary based on these criteria. A higher percentage can be achieved should the performance of the business segment or Company exceed the pre-established performance levels. However, a maximum award payable is set at 250% of target to minimize risk associated with overly excessive variable compensation. In addition, the Compensation Committee has the discretion to grant bonuses during the year upon the achievement of major accomplishments that have or will have a significant positive impact on the Company and its operations.

          In 2010, the performance of the band segment resulted in a bonus pool for key employees covered by that division's plan, including Mr. Stoner. Otherwise, there were no performance-based bonuses in 2010. The Company's corporate level ROA target for Messrs. Kirkland, Messina and

  Hanson was 15.0%, with a minimum of 10.0% for any payout, and the Company achieved an ROA of 8.1%. The piano segment's ROA target for Messrs. Kurrer and Hanson was 28.0%, with a minimum of 23.0% for any payout, and the segment achieved an ROA of 20.9%. The domestic piano division's ROA target for Mr. Losby was also 28.0%, with a minimum of 23.0% for any payout, and that division achieved an ROA of 12.3%. The higher ROA target for the piano segment reflects the fact that its bonus plan predates the Company's acquisition of Steinway & Sons. Accordingly, the piano ROA percentage is based on historic asset values unaffected by the step up in value associated with the application of purchase accounting, which is reflected in the Corporate level targets. Due to unique challenges associated with plant consolidations, the band segment's bonus formula was adjusted to be primarily based on EBITDA and then, if achieved, a secondary inventory level target. The band segment's EBITDA target for Mr. Stoner was $10.3 million, with a minimum of $8.2 million for any payout, and the segment achieved EBITDA of $12.0 million in 2010. The Compensation Committee, after considering the recommendations of Mr. Messina, the exceptional performance of senior management, the outstanding operating results achieved despite the difficult economic environment, and noting the Company's stock price had risen over 33% in 2010, authorized discretionary bonuses to the Company's management team, including Named Executive Officers.

  Long-term Incentive Compensation

          The Company, through the Option Committee, awards stock options or restricted stock awards to align the interests of its executives with the interests of the Company's stockholders by having the realizable value depend on an increase in the Company's stock price. The Compensation Committee believes this motivates the Company's executive officers to return value to stockholders through future appreciation of the Company's stock price. The options and awards provide a long-term incentive because they vest over a period of time and the options remain outstanding for ten years, encouraging executive officers to focus energies on long-term corporate performance. The vesting requirements are designed to encourage retention of the Company's officers. In determining grants of stock options and restricted stock awards, the Compensation Committee takes into account an executive officer's position, scope of responsibility, performance, ability to affect profits and stockholder value, and value of stock options in relation to other elements of compensation. The Compensation Committee also considers prior equity awards made to the executive officer, internal equity and competitive market data. After considering the recommendations of Mr. Messina, the exceptional performance of senior management, and noting in addition to the outstanding operating results, the Company's stock price had risen over 33% in 2010, the Compensation Committee granted restricted stock awards to Messrs. Messina, Hanson and Stoner. Due to the adverse tax consequences of a restricted stock award under German law, the Compensation Committee authorized an additional $200,000 cash bonus to Mr. Kurrer in lieu of such a stock award.

  Retirement and Other Benefits

          Executive officers are eligible to participate in all of the Company's employee benefit plans (except the Company's Employee Stock Purchase Plan), such as medical, dental and the insurance plans, including a 401(k) plan with Company matching contribution or profit sharing, in each case on the same basis as other employees. Messrs. Hanson, Kurrer and Losby participate in the Company's Pension Plan as described in the Pension Benefits section on page 17.

          The Company maintains a non-qualified supplemental executive retirement plan ("SERP") for certain key employees. The Company, in its sole and absolute discretion, may make an annual SERP contribution on behalf of the eligible participants. Generally the contribution ranges from 5–12% of the executive's compensation depending on age upon entering the plan. Total contributions and earnings thereon are then payable in the form of fifteen substantially equal yearly installments beginning upon retirement and when the participant reaches age 65. Participants become fully vested upon the completion of five years of service. As of December 31, 2010, all executive officers were fully vested in the SERP. Due to the economic climate and the Company's efforts to contain costs, there was no SERP contribution for fiscal 2010.

  Perquisites and Other Personal Benefits

          The Company provides executive officers with perquisites and other personal benefits that the Compensation Committee believes are reasonable and consistent with the Company's overall compensation program to better enable the Company to attract and retain superior employees for key positions. The Compensation Committee periodically reviews the levels of perquisites and other personal benefits provided to the executive officers, details of which are set forth in Footnote 3 of the Summary Compensation Table on page 14. Attributed costs of the personal benefits for the executive officers for the fiscal year ended December 31, 2010 are included in the "All Other Compensation" column of the Summary Compensation Table.

Summary

        After review of the Company's existing program and relative data for comparable positions in similar industries, the Compensation Committee believes that the total compensation program for the Company's executives is competitive with the compensation programs provided by other corporations with which the Company competes for management talent. The Compensation Committee also believes that the annual bonuses provide opportunities to the Company's executive officers that are consistent with the returns that are generated on behalf of the Company's stockholders.

Tax and Accounting Implications

        Section 162(m) of the Internal Revenue Code (the "Code") prevents publicly traded companies from receiving a tax deduction on compensation paid to Proxy-Named Executive Officers in excess of $1.0 million annually. This limitation does not apply to compensation that qualifies as "performance-based compensation" under the Code. The Compensation Committee believes at the present time that it is highly unlikely that the compensation paid to any executive officer will exceed $1.0 million in any fiscal year. In addition, based on the Company's current compensation philosophy and performance-based bonus formula, it does not anticipate that the limitation would have a material effect on the Company.

 REPORT OF THE COMPENSATION COMMITTEE

        The Compensation Committee of the Board of Directors of the Company has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K, which begins on page 8 of the Proxy Statement, with management of the Company. Based on this review and discussion, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in the Company's Proxy Statement.

COMPENSATION COMMITTEE:
Edward Kim Don Kwon Michael T. Sweeney

 EXECUTIVE COMPENSATION

        The following table sets forth the annual compensation paid and accrued by the Company for services rendered during the fiscal year ended December 31, 2010, to the Company's Chairman of the Board, the Chief Executive Officer and the most highly compensated executive officers of the Company, all of whom were serving at the end of the last completed fiscal year (each a "Named Executive Officer").

Summary Compensation Table

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards(1) ($)	Option Awards(2) ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)		All Other Compensation(3) ($)	Total ($)
Kyle R. Kirkland	2010	$336,600	$200,000	—	—	—		$11,045	$547,645
Chairman of the	2009	$336,800	—	—	$187,840	—		$660	$525,300
Board	2008	$350,000	—	—	$297,870	—		$5,260	$653,130
Dana D. Messina	2010	$480,800	$200,000	$397,800	—	—		$11,045	$1,089,645
Chief Executive	2009	$481,100	—	—	$281,760	—		$660	$763,520
Officer	2008	$500,000	—	—	$297,870	—		$5,260	$803,130
Dennis M. Hanson	2010	$374,600	$40,000	$198,900	—	$16,000	(4)	$28,445	$657,945
Senior Executive	2009	$375,000	—	—	$140,880	$13,000	(4)	$19,610	$548,490
Vice President	2008	$390,000	—	—	$248,225	$2,000	(4)	$22,710	$662,935
Thomas Kurrer(5)	2010	$431,500	$300,000	—	—	$24,208	(6)	—	$755,708
President,	2009	$437,200	—	—	$187,840	$23,500	(6)	—	$648,540
Steinway & Sons	2008	$497,600	$213,158	—	$149,703	($50,750	)(6)	—	$809,711
Worldwide
John M. Stoner, Jr.	2010	$370,200	$86,500	$198,900	—	—		$15,000	$670,600
President,	2009	$373,000	—	—	$93,920	—		$22,050	$488,970
Conn-Selmer	2008	$385,000	—	—	$99,290	—		$29,093	$513,383
Ronald Losby	2010	$361,700	$40,000	—	—	$4,000	(7)	$40,045	$445,745
President,	2009	$362,000	—	—	$93,920	$3,000	(7)	$33,510	$492,430
Steinway & Sons–	2008	$375,000	$105,500	—	$149,703	$358	(7)	$33,960	$664,521
Americas

(1)
On January 26, 2011, based on their 2010 performance, the Company granted restricted stock awards to Messrs. Messina, Hanson and Stoner in the amount of 20,000, 10,000 and 10,000 shares of Ordinary Common Stock, respectively. The amounts reported in this column reflect the aggregate fair market value of the restricted stock awards as of the grant date. The restricted stock vests over a three year period and is subject to forfeiture. The amounts in the table do not reflect the actual value that may be realized by the Named Executive Officer.

(2)
The amounts reported in this column reflect the aggregate grant date fair value of option awards by the Company for financial statement reporting purposes for fiscal 2010, 2009 and 2008 for stock option awards in accordance with Accounting Standards Codification ("ASC") 718 (formerly Statement of Financial Accounting Standard ("SFAS") No. 123(R)), without regard to forfeitures as prescribed by SEC rules. The assumptions used to calculate the grant date fair value of option awards under the Black-Scholes model are set forth in Note 12 to the Company's Consolidated Financial Statements filed with its Annual Report on Form 10-K for fiscal year 2010. The amounts in the table do not reflect the actual value that may be realized by the Named Executive Officers from exercising the options.

(3)
The Company provided the Named Executive Officers with certain health, medical and other non-cash benefits generally available to all salaried employees and not included in "All Other Compensation" pursuant to SEC rules. The table below presents the components of "All Other Compensation" for 2010.

Name	Company 401(k) Plan Contributions	Company SERP Contributions	Life Insurance Premium	Perquisites and Other Personal Benefits(a)
Kyle R. Kirkland	$6,125	—	$620	—
Dana D. Messina	$6,125	—	$620	—
Dennis M. Hanson	$6,125	—	$5,120	$17,200	(b)
John M. Stoner, Jr.	—	—	$600	$14,400	(c)
Ronald Losby	$6,125	—	$4,520	$29,400	(d)

(a)
The Company provides certain perquisites and other benefits to its executive officers, including personal use of an automobile and piano, automobile and housing allowances, and medical reimbursements. The aggregate amount of perquisites and benefits for each Named Executive Officer is included in this column unless such amount did not exceed $10,000.

(b)
Includes $12,900 for personal use of a Company-leased automobile and $4,300 for use of a piano from the Steinway & Sons Concert and Artist piano bank. The value for such use is based on the annual rental fee the Company receives from dealers for similar pianos.

(c)
Includes $10,100 for an automobile allowance and $4,300 for use of a piano from the Steinway & Sons Concert and Artist piano bank. The value for such use is based on the annual rental fee the Company receives from dealers for similar pianos.

(d)
Includes $25,100 for a housing allowance and $4,300 for use of a piano from the Steinway & Sons Concert and Artist piano bank. The value for such use is based on the annual rental fee the Company receives from dealers for similar pianos.
(4)
This amount reflects the actuarial increase or decrease in the present value of Mr. Hanson's pension plan established by the Company based on the assumptions used in the Company's financial statements.

(5)
Mr. Kurrer's compensation information contained in this statement has been converted from euro to U.S. dollars based upon average foreign exchange rates for the years presented.

(6)
This amount reflects the actuarial increase or decrease in the present value of Mr. Kurrer's pension plan established by the Company based on the assumptions used in the Company's financial statements and additional service credit.

(7)
This amount reflects the actuarial increase or decrease in the present value of Mr. Losby's pension plan established by the Company based on the assumptions used in the Company's financial statements.

Grants of Plan-Based Awards

        There were no options or other equity awards granted to Named Executive Officers during the fiscal year ended December 31, 2010.

Outstanding Equity Awards at Fiscal Year End

	Option Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date
Kyle R. Kirkland	40,000	—	$19.04	08/08/2012
	10,000	—	$22.67	12/19/2013
	4,980	3,320	$32.03	03/30/2017
	12,000	18,000	$26.99	06/06/2018
	8,000	32,000	$11.20	09/04/2019
Dana D. Messina	40,000	—	$19.04	08/08/2012
	30,000	—	$22.67	12/19/2013
	6,240	4,160	$32.03	03/30/2017
	12,000	18,000	$26.99	06/06/2018
	12,000	48,000	$11.20	09/04/2019
Dennis M. Hanson	6,000	—	$19.04	08/08/2012
	10,000	—	$22.67	12/19/2013
	4,980	3,320	$32.03	03/30/2017
	10,000	15,000	$26.99	06/06/2018
	6,000	24,000	$11.20	09/04/2019
Thomas Kurrer	10,000	—	$19.04	08/08/2012
	6,000	4,000	$32.03	03/30/2017
	4,000	6,000	$28.90	03/31/2018
	2,000	3,000	$26.99	06/06/2018
	8,000	32,000	$11.20	09/04/2019
John M. Stoner, Jr.	24,176	—	$18.55	11/11/2012
	12,000	—	$22.67	12/19/2013
	5,100	3,400	$32.03	03/30/2017
	4,000	6,000	$26.99	06/06/2018
	4,000	16,000	$11.20	09/04/2019
Ronald Losby	600	—	$19.04	08/08/2012
	800	—	$22.67	12/19/2013
	3,600	2,400	$32.03	03/30/2017
	4,000	6,000	$28.90	03/31/2018
	2,000	3,000	$26.99	06/06/2018
	4,000	16,000	$11.20	09/04/2019

 Option Exercises and Stock Vested

        The following table shows the number of options exercised during fiscal 2010 by the Named Executive Officers. None of the Named Executive Officers had any restricted stock awards that were granted or vested during fiscal 2010.

	Option Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)
Kyle R. Kirkland	9,000	$1,897
Dana D. Messina	9,000	$1,897
Dennis M. Hanson	—	—
Thomas Kurrer	4,500	$2,730
John M. Stoner, Jr.	—	—
Ronald Losby	—	—

Pension Benefits

Name	Plan Name	Number of Years Credited Service (#)	Present Value of Accumulated Benefit(1) ($)
Dennis M. Hanson	Steinway Musical Instruments, Inc. Pension Plan	15	$105,000
Thomas Kurrer	Steinway & Sons (Foreign) Pension Plan	21	$2,245,000
Ronald Losby	Steinway Musical Instruments, Inc. Pension Plan	11	$25,000

(1)
The amount shown reflects the actuarial present value based on assumptions used in the Company's financial statements.

        The Company maintains an overall pension plan which includes separate plans for each of its major divisions. The benefit formula in the Steinway & Sons division domestic plan was frozen as of December 31, 2003. The accrued benefit will be a monthly benefit amount payable in the life annuity form. Mr. Hanson has fifteen years of service under the plan with an estimated annual benefit of $15,926. Mr. Losby has eleven years of service under the plan with an estimated annual benefit of $3,789. These amounts are based on the pension being paid during the participant's lifetime and would be reduced on an actuarially equivalent basis in the event of a survivor benefit or other optional form of payment.

        Mr. Kurrer is entitled to benefits under the Steinway & Sons division foreign pension plan. Based on the formula and his twenty one years of credited service, his estimated annual benefit would be $188,000. At age 63 Mr. Kurrer would receive approximately 37% of his annual base income earned in the year prior to retirement, which we estimate would be $192,000. The figures presented have been converted from euro to U.S. dollars based on 2010 year end currency exchange rates.

 Nonqualified Deferred Compensation

Name	Registrant Contributions in Last FY(1) ($)	Aggregate Earnings in Last FY ($)	Aggregate Balance at Last FYE ($)
Kyle R. Kirkland	—	$17,300	$148,400
Dana D. Messina	—	$17,300	$148,400
Dennis M. Hanson	—	$31,500	$271,000
John M. Stoner, Jr.	—	$14,300	$122,400
Ronald Losby	—	—	—

(1)
This amount is reflected in the column "All Other Compensation" for each executive in the Summary Compensation Table on page 14.

        The Company maintains a non-qualified SERP for certain key employees. The Company, in its sole and absolute discretion, may make an annual SERP contribution on behalf of the eligible participants. Total contributions and earnings therein are then payable in the form of fifteen substantially equal yearly installments beginning upon retirement and when the participant reaches age 65. Participants become fully vested upon the completion of five years of service. As of December 31, 2010, all executive officers participating in the SERP were fully vested.

Employment Contracts

        On May 1, 2011, the Company entered into an Employment Agreement with Kyle R. Kirkland. The agreement provides that Mr. Kirkland will continue to serve as Chairman of the Board of the Company in consideration of an annual base salary of $350,000, which may be increased following the end of each year of service. In addition to a base salary, Mr. Kirkland is eligible to receive bonuses and certain other employment benefits. The agreement automatically renews on an annual basis unless at least 60 days notice is given by the Company.

        On May 1, 2011, the Company entered into an Employment Agreement with Dana D. Messina. The agreement provides that Mr. Messina will continue to serve as President and Chief Executive Officer of the Company in consideration of an annual base salary of $750,000, which may be increased following the end of each year of service. In addition to a base salary, Mr. Messina is eligible to receive bonuses and certain other employment benefits. The agreement automatically renews on an annual basis unless at least 60 days notice is given by the Company.

        On May 1, 2011, the Company entered into an Employment Agreement with Dennis M. Hanson. The agreement provides that Mr. Hanson will continue to serve as General Counsel, Sr. Executive Vice President and Chief Financial Officer of the Company in consideration of an annual base salary of $465,000, which may be increased following the end of each year of service. In addition to a base salary, Mr. Hanson is eligible to receive bonuses and certain other employment benefits. The agreement automatically renews on an annual basis unless at least 60 days notice is given by the Company.

        On May 1, 2011, Steinway & Sons entered into an Employment Agreement with Thomas Kurrer. The agreement provides that Mr. Kurrer will continue to serve as President of Steinway & Sons Worldwide in consideration of an annual base salary of €392,500, which may be increased following the end of each year of service. In addition to a base salary, Mr. Kurrer is eligible to receive bonuses and certain other employment benefits. The agreement automatically renews on an annual basis unless at least 60 days notice is given by Steinway & Sons.

        On May 1, 2011, Conn-Selmer, Inc. entered into an Employment Agreement with John M. Stoner, Jr. The agreement provides that Mr. Stoner will continue to serve as President of Conn-Selmer, Inc. in consideration of an annual base salary of $460,000, which may be increased following the end of each year of service. In addition to a base salary, Mr. Stoner is eligible to receive bonuses and certain other employment benefits. The agreement automatically renews on an annual basis unless at least 60 days notice is given by Conn-Selmer, Inc.

        On May 1, 2011, Steinway, Inc. entered into an Employment Agreement with Ronald Losby. The agreement provides that Mr. Losby will continue to serve as President of Steinway, Inc. in consideration of an annual base salary of $430,000, which may be increased following the end of each year of service. In addition to a base salary, Mr. Losby is eligible to receive bonuses and certain other employment benefits. The agreement automatically renews on an annual basis unless at least 60 days notice is given by Steinway, Inc.

Potential Payments Upon Termination or Change-In-Control

        Each of Messrs. Kirkland's and Messina's employment agreement provides the following benefits upon termination or non-renewal:

  •
  In the event of termination with cause, or by resignation without good reason, the only obligation of the Company shall be to allow the executive to participate in any Company health and medical plans at his sole cost.

  •
  In the event of termination caused by death or permanent disability, the Company shall continue benefits and pay the executive or his estate his salary for a period of six months.

  •
  In the event the Company terminates the executive without cause or does not renew the executive's agreement or the executive terminates his employment for good reason, the Company shall pay the executive a lump sum equal to twice his latest annual salary plus bonus.

        Each of Messrs. Hanson's, Kurrer's, Stoner's and Losby's employment agreement provides the following benefits upon termination or non-renewal:

  •
  In the event of termination with cause, or by resignation without good reason, the only obligation of the Company shall be to allow the executive to participate in any health and medical plans at his sole cost.

  •
  In the event of termination caused by death or permanent disability, the Company shall continue benefits and pay the executive or his estate his salary for a period of six months.

  •
  In the event the Company terminates the executive without cause or does not renew the executive's agreement or the executive terminates his employment for good reason, the Company shall pay the executive a lump sum equal to his latest annual salary plus bonus.

Compensation Policies and Practices As They Relate to the Company's Risk Management

        The Company believes that its compensation policies and practices for all employees, including executive officers, do not create risks that are reasonably likely to have a material adverse effect on the Company.

Compensation of Directors

        Certain non-employee directors are paid an annual retainer fee of $20,000. In addition, such directors receive $12,500 for serving on the Audit Committee, $5,000 for serving on any other committee and $1,000 for each meeting attended. Messrs. Kirkland, Messina, Kurrer, J.S. Kim, Lockwood and Stoner do not receive additional compensation in their roles as directors. Messrs. Edward Kim, Kwon and Sweeney will be compensated for their roles as directors. However, since they were appointed as directors in 2011, they did not receive any compensation for fiscal year 2010. The 2010 compensation for former directors is as follows:

Director Compensation

Name	Fees Earned or Paid in Cash ($)	Option Awards ($)	All Other Compensation ($)	Total ($)
A. Clinton Allen	$60,500	—	—	$60,500
Rudolph K. Kluiber	$56,500	—	—	$56,500
Peter McMillan	$56,500	—	—	$56,500

Compensation Committee Interlocks and Insider Participation

        No interlocking relationships exist between the members of the Compensation Committee or the Board of Directors and the members of any other company's compensation committee or board of directors.

Related Party Transaction

        The Company has adopted a written Related Party Transaction Policy. A related party transaction is a transaction between the Company and any related party other than transactions available to all employees generally, or transactions involving less than $5,000 when aggregated with all similar transactions. Under this policy, any related party transaction must be approved by the Audit Committee in accordance with the guidelines set forth in the policy and must be comparable on terms to those that could be obtained in arm's length dealings with an unrelated third party. At each calendar year's first regularly scheduled Audit Committee meeting, management recommends related party transactions to be entered into by the Company for that calendar year, including the proposed aggregate value of such transactions if applicable.

        In fiscal 2010, the Company reimbursed Kirkland Messina, LLC, a limited liability corporation controlled by Messrs. Kirkland and Messina, a total of $188,360 for expenses including, but not limited to, airfare, hotel, auto, meals, postage and telephone. In addition, the Company paid annual rent of $176,018 to Kirkland Messina, LLC for office space the Company uses in Los Angeles, California.

Legal Proceedings Involving Directors, Officers, Affiliates or Beneficial Owners

        No director, officer, affiliate or beneficial owner of the Company, or any associate thereof, is a party adverse to the Company or any of its subsidiaries in any lawsuit nor has a material adverse interest thereto.

        In September 2001, Kyle R. Kirkland entered into a settlement agreement with the SEC, without admitting or denying any finding or liability. The matter was unrelated to the Company or Mr. Kirkland's position with the Company.

        In April 2004, Liberate Technologies, with David Lockwood serving as Chairman and Chief Executive Officer, filed a voluntary petition for reorganization under federal bankruptcy laws. The petition, however, was not accepted, and the company continued to operate until it was sold to a group of investors, including Comcast Corporation and SeaChange International, Inc.

 ADVISORY VOTE ON EXECUTIVE COMPENSATION

        In accordance with the requirements of Section 14A of the Exchange Act (which was added by the Dodd-Frank Wall Street Reform and Consumer Protection Act) and the related rules of the SEC, the Company is providing stockholders the opportunity to vote on a non-binding, advisory resolution to approve the compensation of the Named Executive Officers as disclosed on page 14 of this Proxy Statement (commonly referred to as "say-on-pay").

        As described in the Compensation Discussion and Analysis section of this Proxy Statement, the executive compensation programs are balanced among base salary and short- and long-term compensation target opportunities, embody a pay-for-performance philosophy that supports the Company's business strategy, and align the interests of stockholders and executives through "at-risk" compensation tied to short- and long-term financial and business objectives. The Company's executive compensation program is designed to attract and retain highly talented and experienced senior executives who are critical to the implementation of the Company's strategic plan and future success. The Company has structured its compensation practices to be consistent with and support sound risk management.

        The Company believes its executive compensation program was instrumental in helping to achieve better financial performance in fiscal 2010. Executive compensation for fiscal 2010 reflected the Company's better financial performance and aligned well with the objectives of its compensation philosophy and payments and awards made under its incentive programs.

        For these reasons, the Board is asking stockholders to support this proposal.

        The affirmative vote of a majority of the votes properly cast for this proposal at the 2011 Annual Meeting is required to approve, on an advisory basis, the compensation of the Company's Named Executive Officers, as disclosed in this Proxy Statement, including the Compensation Discussion and Analysis, compensation tables and the narrative discussion accompanying the tables beginning on page 8.

        The text of the resolution is as follows:

"VOTED, that the compensation paid to the Company's Named Executive Officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and the narrative discussion, is hereby APPROVED."

        THE BOARD OF DIRECTORS BELIEVES THAT THE COMPENSATION OF THE COMPANY'S NAMED EXECUTIVE OFFICERS IS APPROPRIATE AND RECOMMENDS THAT THE STOCKHOLDERS VOTE "FOR" THE COMPENSATION OF THE COMPANY'S NAMED EXECUTIVE OFFICERS.

        Although this advisory vote is non-binding, the Board and the Compensation Committee value the views of stockholders and will consider the outcome of the vote when making future compensation decisions for Named Executive Officers. The Company believes that it benefits from constructive dialog with its stockholders, and while the Company will continue to reach out to stockholders on these and other important issues, the Company also encourages its stockholders to contact the Board. Stockholders who wish to communicate with the Board should refer to "Communications with Stockholders of the Company" on page 7 in this Proxy Statement for additional information.

 ADVISORY VOTE ON FREQUENCY OF SAY-ON-PAY VOTE

        At the Annual Meeting, the Company is asking stockholders to cast an advisory vote for the compensation of Named Executive Officers as disclosed in this Proxy Statement (commonly referred to as a "say-on-pay" vote). In accordance with the requirements of Section 14A of the Exchange Act and the related rules of the SEC, in this proposal, the Company is providing stockholders the opportunity to cast an advisory vote on whether a "say-on-pay" vote should occur once every one, two or three years. This vote, like the say-on-pay vote, is not binding on the Board.

        The Board of Directors recommends that future say-on-pay votes be conducted every three years (or triennially) to provide stockholders with an appropriate timeframe to evaluate the Company's overall executive compensation program. As described in detail in the "Compensation Discussion and Analysis" section, the executive compensation program is designed to provide a competitive level of total compensation necessary to attract and retain executives qualified to execute the Company's business strategy and to motivate them to contribute to short- and long-term success. Accordingly, the value of certain compensation awards is contingent upon successful completion of multi-year performance and service periods. For example, restricted stock awards granted under the long-term incentive program vest over three years. Similarly, stock option awards vest over a five-year period. Voting every three years, rather than every one or two years, will provide stockholders with the opportunity to conduct thoughtful analyses of the compensation program over a time period similar to the periods associated with compensation awards and in relation to long-term performance.

        A triennial vote will also provide the Company with sufficient time to evaluate and respond effectively to stockholder input, engage with stockholders to understand and respond to prior voting results and implement any appropriate changes to the program. In addition, a triennial vote will provide time for any implemented changes to take effect and allow stockholders sufficient time to evaluate the effectiveness of the compensation program and any changes made to the program. Furthermore, as discussed in the section "Communications with Stockholders of the Company," stockholders or other interested parties may provide additional feedback to the Board of Directors even in years when the say-on-pay vote does not occur.

        Because this proposal seeks the input of the Company's stockholders and provides the stockholders with the option to vote to hold a say-on-pay vote once every one, two or three years, there is no minimum vote requirement for this proposal. Although the Board recommends holding a say-on-pay vote once every three years, stockholders have the option to specify one of four choices for this proposal on the Proxy Card: one year, two years, three years or abstain. Stockholders are not voting to approve or disapprove of the Board's recommendation.

        The text of the resolution is as follows:

"VOTED, that the option of once every one, two or three years that receives the highest number of votes properly cast for this resolution will be determined to be the preferred frequency recommended by the stockholders of the Company with which the Company is to hold a non-binding, advisory stockholder vote to approve the compensation of the Company's Named Executive Officers in accordance with Section 14A of the Securities Exchange Act of 1934."

        THE BOARD OF DIRECTORS RECOMMENDS THAT THE STOCKHOLDERS VOTE TO CONDUCT A NON-BINDING, ADVISORY VOTE ON EXECUTIVE COMPENSATION ONCE EVERY "3 YEARS."

        Although this advisory vote is non-binding on the Board, the Board and the Compensation Committee will review the voting results and take them into consideration when determining the frequency of future say-on-pay votes. In the event that there is a material change to the executive compensation program in the future and a say-on-pay vote is not otherwise scheduled for the first year in which such change will be disclosed in the Proxy Statement, the Company intends to include a say-on-pay vote in the Proxy Statement for that year.

 REPORT OF THE AUDIT COMMITTEE(1)

        The current members of the Audit Committee (the "Committee") are Chairman David Lockwood, Edward Kim and Michael Sweeney, each of whom is an "independent director" as defined by the NYSE listing standards. Prior to April 29, 2011, the Committee members were Chairman Kluiber and Messrs. McMillan and Allen, each of whom was an "independent director" as defined by the NYSE listing standards. The Committee operates pursuant to a written charter that meets SEC and NYSE listing standards and adheres to a Code of Ethics and Professional Conduct. The Committee assists the Board of Directors (the "Board") in fulfilling its responsibilities for the oversight of the quality and integrity of the accounting, internal audit, audit and financial reporting practices and controls of the Company.

        In discharging its oversight responsibility of the audit process, the Committee obtained from the Company's former independent registered public accounting firms, UHY LLP ("UHY") and Marcum LLP ("Marcum") and the Company's independent registered public accounting firm for fiscal 2010, KPMG LLP ("KPMG"), a formal written statement describing all relationships between each respective auditor and the Company that might bear on such auditors' independence consistent with applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant's communications with the Audit Committee concerning independence. The Committee also discussed with KPMG, Marcum and UHY any relationships, including engagements with any subsidiaries, that may impact such respective auditor's objectivity and independence. The Committee also considered the compatibility of audit-related services and tax services, and their level and nature of fees, with the auditor's independence. Based on the foregoing, the Committee has satisfied itself as to the auditor's independence.

        The Committee also discussed with management and KPMG the quality and adequacy of the Company's internal controls, internal audit function and compliance with Section 404 of the Sarbanes-Oxley Act of 2002 ("Section 404"). The Committee reviewed with KPMG its audit plan, audit scope and identification of audit risks.

        The Committee also met with PricewaterhouseCoopers LLP to discuss and review its activities associated with the Company's internal audit function including assistance with the Company's Section 404 Certification and a report on the Company's risk management process.

        The Committee reviewed its charter and the Company's Disclosure Policy. In addition, the Committee insured that the Company's Code of Ethics complied with regulations and that the Company complied with the NYSE's listing standards, the Sarbanes-Oxley Act, Regulation G and other rules, regulations and laws. The Committee also reviewed and approved all related party transactions.

        The Committee discussed and reviewed with KPMG all communications required by generally accepted auditing standards and SEC regulations, including those described in Statement on Auditing Standards No. 61, as amended (Communication with Audit Committees) as adopted by the Public Company Accounting Oversight Board in Rule 3200T and, with and without management present, discussed and reviewed the results of KPMG's audit of the financial statements and internal control over financial reporting.

        The Audit Committee's Pre-approval Policy prohibits the Company from engaging its independent registered public accounting firm for any non-audit services other than the following tax-related services: tax return preparation and review; advice on income tax, tax accounting, sales/use tax, excise tax and other miscellaneous tax matters; tax advice and implementation assistance on restructurings, mergers and acquisition matters and other tax strategies. KPMG did not provide any professional services related to tax matters, financial systems design and implementation, bookkeeping or internal audit services.

(1)
Notwithstanding anything to the contrary set forth in any of the Company's previous or future filings under the Securities Act of 1933 or the Exchange Act, the Report of the Audit Committee shall not be incorporated by reference in any such filings.

        The aggregate fees billed to the Company by KPMG for professional services for fiscal 2010, Marcum for professional and audit-related services for fiscal 2010, UHY for professional and audit-related services for fiscal 2010 and 2009, and Deloitte & Touche LLP ("Deloitte & Touche") for professional, audit-related and tax-related services for fiscal 2010 and 2009 were as follows:

  Audit Fees

          The aggregate fees billed by KPMG for its audit of the Company's annual financial statements and internal control over financial reporting in accordance with Section 404 and its reviews of the interim condensed financial statements included in the Company's Quarterly Reports on Form 10-Q were $942,000 for the fiscal year ended December 31, 2010.

          The aggregate fees billed by Marcum for its review of the interim condensed financial statements included in the Company's Quarterly Report on Form 10-Q for first quarter only of 2010 were $110,500.

          The aggregate fees billed by UHY for its audit of the Company's annual financial statements and internal control over financial reporting in accordance with Section 404 for the fiscal year ended December 31, 2009 and its reviews of the interim condensed financial statements included in the Company's Quarterly Reports on Form 10-Q for all of fiscal year 2009 were $1,284,259.

  Audit-Related Fees

          The aggregate fees billed by KPMG for audit-related services related to comfort letters and consultations regarding accounting and financial reporting in 2010 were $32,175.

          The aggregate fees billed by Marcum for audit-related services for the fiscal year ended December 31, 2010 were $22,000. These fees related to transitioning the financial statement audit to KPMG, review of the 2009 financial statements, and comfort letters and consultations regarding accounting and financial reporting in 2010.

          The aggregate fees billed by UHY for audit-related services related to comfort letters and consultations regarding accounting and financial reporting in 2010 were $9,600. UHY did not provide any audit-related services for the fiscal year ended December 31, 2009.

          The aggregate fees billed by Deloitte & Touche for audit-related services related to comfort letters and consultations regarding accounting and financial reporting in 2010 were $15,935. The aggregate fees billed by Deloitte & Touche for audit-related services for the fiscal year ended December 31, 2009 were $5,000. These fees related to transitioning the financial statement audit to UHY, review of the 2008 financial statements, and inclusion of Deloitte & Touche's previous opinion therein.

  Tax Fees

          KPMG, Marcum and UHY did not provide any tax services for the fiscal years ended December 31, 2010 and 2009. The aggregate fees billed by Deloitte & Touche for tax services for the fiscal years ended December 31, 2010 and 2009 were $703,828 and $500,029, respectively. These fees relate to the preparation of tax returns and general advice relating to tax planning and compliance.

  All Other Fees

          There were no other fees for the fiscal years ended December 31, 2010 and 2009.

        The Committee has considered the level and nature of non-audit services provided by KPMG, UHY, Marcum, and Deloitte & Touche in its deliberation of auditor independence.

        The Committee reviewed the audited consolidated financial statements of the Company as of and for the year ended December 31, 2010 and Management's Annual Report on Internal Control over Financial Reporting and the effectiveness of the Company's internal controls over financial reporting as of December 31, 2010, with management and KPMG. Management has the responsibility for the preparation of the Company's financial statements and KPMG has the responsibility for the audit of those statements. Based on these reviews and discussions with management and the Company's independent auditors, the Committee recommended that the Board include the audited consolidated financial statements for the fiscal year ended December 31, 2010 in the Company's Annual Report on Form 10-K for filing with the SEC.

AUDIT COMMITTEE:
David Lockwood, Chairman Edward Kim, Member Michael T. Sweeney, Member

 PRINCIPAL STOCKHOLDERS

        The following table sets forth certain information regarding the beneficial ownership of voting securities of the Company as of May 27, 2011 by each person known by the Company to be the beneficial owner of more than 5% of any class of the Company's voting securities, each of the directors and Named Executive Officers of the Company, and all executive officers and directors of the Company as a group.

Name	Amount and Nature of Beneficial Ownership of Ordinary Common Stock(1)	Percent(2)	Amount and Nature of Beneficial Ownership of Class A Common Stock(1)(3)	Percent
Samick Musical Instruments Co., Ltd.	3,644,700(4)	31.2%	—	—
Samick Plaza Building 58-3
Nonhyeon-Dong, Gangnam-Gu
Seoul, Korea 135-010
ValueAct SmallCap Partners	1,081,853(5)	9.3%	—	—
435 Pacific Avenue, 4th Floor
San Francisco, CA 94103
Dimensional Fund Advisors LP	702,441(6)	6.0%	—	—
1299 Ocean Avenue, Ste 650–1th Floor
Santa Monica, CA 90401
RBC Global Asset Management (U.S.), Inc.	682,382	5.8%	—	—
100 South Fifth Street, Suite 2300
Minneapolis, MN 55402
Directors
Edward Kim	—	**	—	—
Jong Sup Kim	3,644,700(4)	31.2%	—	—
Kyle R. Kirkland	85,771(7)(8)	**	226,948	47.5%
Thomas Kurrer	97,601(9)	**	—	—
Don Kwon	—	**	—	—
David Lockwood	1,081,853(5)	9.3%	—	—
Dana D. Messina	255,891(7)(10)	2.2%	251,004	52.5%
John M. Stoner, Jr.	101,568(11)	**	—	—
Michael T. Sweeney	—	**	—	—
Other Executive Officers
Dennis M. Hanson	142,800(12)	1.2%	—	—
Ronald Losby	51,067(13)	**	—	—
All directors and executive officers as a group (11 persons)	5,460,120(4)(5)(7)(14)	45.0%	477,952	100.0%

**
Less than 1 percent.

(1)
Each share of Ordinary Common Stock has one vote. Each share of Class A Common Stock has 98 votes. Upon the closing of the Class A Sale Transaction, the Class A Common Stock will convert to Ordinary Common Stock with one vote per share. The Class A Sale Transaction, which is subject to regulatory approval, is expected to close late in the second quarter. It is possible that the Class A Sale Transaction will close prior to the Annual Meeting, in which case the Class A Common Stock will be extinguished and Messrs. Kirkland and Messina will no longer control the vote.

(2)
For purposes of determining beneficial ownership, owners of options exercisable within 60 days of May 27, 2011 are considered the beneficial owners of the shares of Ordinary Common Stock for which such options are exercisable, and the reporting herein is based on the assumption (as provided in the applicable rules of the SEC) that only the person or persons whose ownership is being reported will exercise such options for Ordinary Common Stock. The Class A Sale Transaction, which is subject to regulatory approval, is expected to close late in the second quarter. Upon the closing of the Class A Sale Transaction all options for Ordinary Common Stock, except those held by Messrs. Kirkland and Messina, will fully vest and, therefore, have been included in determining beneficial ownership. As of May 27, 2011, there were 11,676,560 shares of Ordinary Common Stock issued and outstanding, less treasury stock.

(3)
All shares are pledged as security in a brokerage margin account.

(4)
Includes 3,644,700 of Ordinary Common Stock owned directly by Samick Musical Instruments Co., Ltd. ("Samick"), 800,000 of which are pledged as security pursuant to a loan agreement. Mr. Kim is the Chairman of the Board of Samick and Chairman and director of Samick's subsidiaries. Mr. Kim disclaims beneficial ownership of the reported stock except to the extent of his pecuniary interest therein. The Class A Sale Transaction, which is subject to regulatory approval, is expected to close late in the second quarter. It is possible that the transaction will close prior to the Annual Meeting. Upon the closing of the Class A Sale Transaction, Samick's Ordinary Common Stock position will increase by 368,554 shares.

(5)
Includes 1,081,853 shares of Ordinary Common Stock owned directly by ValueAct SmallCap Master Fund, L.P. which may be deemed to be beneficially owned by (i) VA SmallCap Partners, LLC as the General Partner of ValueAct SmallCap Master Fund, L.P., (ii) ValueAct SmallCap Management, L.P. as the manager of ValueAct SmallCap Master Fund, L.P. and (iii) ValueAct SmallCap Management, LLC as the General Partner of ValueAct SmallCap Management, L.P. David Lockwood is the Managing Member of VA SmallCap Partners, LLC and ValueAct SmallCap Management, LLC. Mr. Lockwood disclaims beneficial ownership of the reported stock except to the extent of his pecuniary interest therein. The Class A Sale Transaction, which is subject to regulatory approval, is expected to close late in the second quarter. It is possible that the transaction will close prior to the Annual Meeting. Upon the closing of the Class A Sale Transaction, ValueAct SmallCap Master Fund, L.P.'s Ordinary Common Stock position will increase by 109,398 shares.

(6)
Dimensional Fund Advisors LP (formerly Dimensional Fund Advisors, Inc., "Dimensional"), an investment advisor registered under Section 203 of the Investment Advisors Act of 1940, furnishes investment advice to four investment companies registered under the Investment Company Act of 1940, and serves as investment manager to certain other commingled group trusts and separate accounts. These investment companies, trusts and accounts are the "Funds." In its role as investment advisor or manager, Dimensional possesses investment and/or voting power over the securities of the Company described herein that are owned by the Funds, and may be deemed to be the beneficial owner of the shares of the Company held by the Funds. However, all securities reported herein are owned by the Funds. Dimensional disclaims beneficial ownership of such securities. In addition, the filing of a Schedule 13G shall not be construed as an admission that the reporting person or any of its affiliates is the beneficial owner of any securities covered by such Schedule 13G for any other purposes than Section 13(d) of the Securities Exchange Act of 1934.

(7)
Includes 1,131 shares of Ordinary Common Stock owned by Kirkland Messina, Inc., which may be deemed to be beneficially owned by both Kyle R. Kirkland and Dana D. Messina. While Messrs. Kirkland and Messina may constitute a "group" for purposes of the Securities Exchange Act of 1934, as amended, they each disclaim beneficial ownership of all shares of Ordinary Common Stock and Class A Common Stock held by the other person.

(8)
Includes 82,640 shares of Ordinary Common Stock issuable in connection with outstanding stock options exercisable within the next 60 days and 2,000 shares of Ordinary Common Stock that are pledged as security in a brokerage margin account.

(9)
Includes 65,000 shares of Ordinary Common Stock issuable in connection with outstanding stock options exercisable within the next 60 days.

(10)
Includes 108,320 shares of Ordinary Common Stock issuable in connection with outstanding stock options exercisable within the next 60 days, 20,000 shares of restricted Ordinary Common Stock, and 126,440 shares of Ordinary Common Stock pledged as security in a brokerage margin account.

(11)
Includes 84,676 shares of Ordinary Common Stock issuable in connection with outstanding stock options exercisable within the next 60 days and 10,000 shares of restricted Ordinary Common Stock.

(12)
Includes 89,300 shares of Ordinary Common Stock issuable in connection with outstanding stock options exercisable within the next 60 days and 10,000 shares of restricted Ordinary Common Stock.

(13)
Includes 42,400 shares of Ordinary Common Stock issuable in connection with outstanding stock options exercisable within the next 60 days.

(14)
Includes 482,336 shares of Ordinary Common Stock issuable in connection with outstanding stock options exercisable within the next 60 days, 40,000 shares of restricted Ordinary Common Stock, and 128,440 shares of Ordinary Common Stock pledged as security in a brokerage margin account.

Section 16(a) Beneficial Ownership Reporting Compliance

        Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Company's executive officers and directors and persons who own more than 10% of the Company's Ordinary Common Stock to file reports of ownership on Forms 3, 4 and 5 with the SEC. Executive officers, directors and 10% stockholders are required by the SEC to furnish the Company with copies of all Forms 3, 4 and 5 they file.

        Based solely on the Company's review of the copies of such forms it has received, the Company believes that all its executive officers, directors and greater than 10% beneficial owners complied with all the filing requirements applicable to them with respect to transactions during fiscal 2010.

 SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

        The Board of Directors has selected KPMG LLP ("KPMG") to serve as the Company's independent registered public accounting firm to audit the financial statements and management's annual report on internal controls over financial reporting of the Company for 2011. KPMG was appointed to serve as the Company's independent registered public accounting firm on June 16, 2010. The firm has reported to the Company that none of its members has any direct financial interest or material indirect financial interest in the Company or any of its subsidiaries. Representatives of KPMG will attend the Annual Meeting, will be given an opportunity to make a statement if they desire to do so, and will be available to answer appropriate questions.

        UHY LLP ("UHY") served as the Company's independent registered public accounting firm to audit the financial statements and internal control over financial reporting of the Company for the fiscal year ended December 31, 2009. On January 16, 2010, the Board of Directors selected UHY to serve as the Company's independent registered public accounting firm for fiscal 2010. On April 19, 2010 UHY informed the Company that effective April 16, 2010, its New England practice had been acquired by Marcum LLP ("Marcum"). As a result of this transaction, UHY declined reappointment as the Company's independent registered public accounting firm for the fiscal year ending December 31, 2010, and the Audit Committee appointed Marcum as the successor independent registered public accounting firm on April 19, 2010.

        UHY audited the Company's financial statements for the fiscal years ended December 31, 2009 and 2008. The audit reports of UHY on the Company's financial statements for those years did not contain an adverse opinion, or disclaimer of opinion, nor were they qualified or modified as to uncertainty, audit scope, or accounting principles.

        During the fiscal years ended December 31, 2009 and 2008 and subsequently to April 19, 2010, there were no disagreements with UHY on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure that, if not resolved to UHY's satisfaction, would have caused them to make reference to the subject matter in connection with their reports on the Company's consolidated financial statement for such years, and there were no reportable events, as listed in Item 304(a)(1)(v) of Regulation S-K.

        The Company has provided UHY with a copy of the foregoing disclosures and has requested in writing that UHY furnish the Company with a letter addressed to the Securities and Exchange Commission stating whether or not they agree with such disclosures. UHY provided a letter dated April 21, 2010 stating its agreement with such statements.

        Marcum served as the Company's independent registered public accounting firm from April 20, 2010 to June 15, 2010. Marcum did not audit the Company's financial statements as of any date or for any period. During the period from April 20, 2010 to June 15, 2010, there were no disagreements with Marcum on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure and there were no reportable events as listed in Item 304(a)(1)(v) of Regulation S-K.

        The Company has provided Marcum with a copy of the foregoing disclosures and requested in writing that Marcum furnish the Company with a letter addressed to the Securities and Exchange Commission stating whether or not they agree with such disclosures. Marcum provided a letter dated June 21, 2010 stating its agreement with such statements.

        Prior to their appointment, the Company had not consulted with Marcum with respect to the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on the Company's consolidated financial statements, or any other matter or reportable events listed in Items 304(a)(2)(i) and (ii) of Regulation S-K.

        Prior to KPMG's appointment as the Company's independent registered public accounting firm, the Company had not consulted with KPMG with respect to the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on the Company's consolidated financial statements, or any other matter or reportable events listed in Items 304(a)(2)(i) and (ii) of Regulation S-K.

        THE BOARD OF DIRECTORS RECOMMENDS, ON THE ADVICE OF ITS AUDIT COMMITTEE, THAT THE STOCKHOLDERS VOTE FOR RATIFICATION OF THE APPOINTMENT OF KPMG LLP AS THE COMPANY'S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR 2011.

        Unless a contrary indication is made on the enclosed Proxy Card, it is the intention of the persons named in the enclosed form of Proxy to vote FOR the selected accountants.

OTHER MATTERS

        The Board of Directors is not aware of any other matters to be presented at the Annual Meeting. If any other matters should properly come before the Annual Meeting, the persons named in the Proxy will vote the proxies according to their best judgment.

STOCKHOLDER PROPOSALS

        Stockholder proposals, if any, which may be considered for inclusion in the Company's Proxy materials for the 2012 Annual Meeting of Stockholders must be received by the Company at its offices at 800 South Street, Suite 305, Waltham, Massachusetts 02453 not later than January 31, 2012.

HOUSEHOLDING

        Only one copy of this Proxy Statement is being delivered to stockholders residing at the same address, unless the stockholders have notified the Company of their desire to receive multiple copies of the Proxy Statement. This is known as householding.

        The Company will promptly deliver, upon oral or written request, a separate copy of the Proxy Statement to any stockholder residing at an address to which only one copy was mailed. Requests for additional copies for the current year or future years should be directed to Investor Relations at Steinway Musical Instruments, Inc., 800 South Street, Suite 305, Waltham, Massachusetts 02453, telephone number (781) 894-9770 or ir@steinwaymusical.com.

        Stockholders of record residing at the same address and currently receiving multiple copies of the Proxy Statement may contact our registrar and transfer agent, Continental Stock Transfer & Trust, to request that only a single copy of the Proxy Statement be mailed in the future.

ANNUAL REPORT

        The Annual Report on Form 10-K for 2010, as amended on Form 10-K/A, accompanies this Proxy Statement and is also posted on the Company's website at www.steinwaymusical.com. Stockholders may obtain a copy of this report without charge by writing to Investor Relations at Steinway Musical Instruments, Inc., 800 South Street, Suite 305, Waltham, Massachusetts 02453, telephone number (781) 894-9770 or ir@steinwaymusical.com.

X Please mark your votes like this FOLD AND DETACH HERE AND READ THE REVERSE SIDE PROXY 1. ELECTION OF DIRECTORS 5. At their discretion regarding other matters presented at the Annual Meeting. FOR WITHHOLD AUTHORITY FOR ALL The Board of Directors recommends a vote FOR the nominees named below, FOR approval of the compensation of the Company’s Named Executive Officers, for 3 YEARS as the frequency of stockholder votes on executive compensation and FOR ratification of the independent registered public accounting firm named below. (To withhold authority to vote for any individual nominee, mark “FOR” above and strike a line through that nominee’s name in the list above.) Signature Signature Date , 2011 NOTE: Please sign exactly as name appears hereon. When shares are held by joint owners, each should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person. COMPANY ID: PROXY NUMBER: ACCOUNT NUMBER: As a stockholder of Steinway Musical Instruments, Inc., you have the option of voting your shares by mail OR electronically on the internet. Your shares will be voted at the annual meeting in accordance with your proxy. To Vote Your Proxy by Mail Please sign and mail the enclosed proxy card promptly. Votes submitted by mail must be received by 8:00 a.m., Eastern Time, on June 24, 2011. 1) Mark, sign and date your proxy card. 2) Detach it, and mail it in the postage-paid envelope provided. Do not mail the proxy card if you are voting electronically. To Vote Your Proxy on the Internet Your electronic vote authorizes the named proxies to vote your shares in the same manner as if you mailed the proxy card. Votes submitted electronically on the internet must be received by 7:00 p.m., Eastern Time, on June 23, 2011. 1) Go to www.cstproxyvote.com 2) Click on Proxy Voting Log In. Have your proxy card available. You will need to enter information from the card to access the voting site. Follow the prompts to vote your shares. Do not mail the proxy card if you are voting electronically. 01 Kyle R. Kirkland 02 Dana D. Messina 03 Thomas Kurrer 04 John M. Stoner, Jr. 05 Edward Kim 06 Jong Sup Kim 07 Don Kwon 08 David Lockwood 09 Michael T. Sweeney FOR AGAINST ABSTAIN FOR AGAINST ABSTAIN 2. To approve, on a non-binding advisory basis, the compensation of the Company’s Named Executive Officers. 3. To recommend, on a non-binding advisory basis, the frequency of stockholder votes on executive compensation. 4. To ratify the appointment of KPMG LLP to serve as the Company’s independent registered public accounting firm to audit the Company’s financial statements and internal controls for 2011. 3 YEARS 2 YEARS 1 YEAR ABSTAIN

THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS FOR THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON JUNE 24, 2011 The undersigned stockholder of Steinway Musical Instruments, Inc. (the “Company”), hereby appoints each of Dana D. Messina and John R. Dudek attorneys and proxies of the undersigned, each with full power of substitution, to vote on behalf of the undersigned at the Annual Meeting of Stockholders to be held at the Company’s corporate office at 800 South Street, Suite 305, Waltham, Massachusetts 02453, on June 24, 2011 at 9:30 a.m., and at any adjournment of said meeting, all of the shares of Ordinary Common Stock which the undersigned may be entitled to vote. The Board of Directors recommends a vote “FOR” the nominees named herein, “FOR” approval of the compensation of the Company’s Named Executive Officers, for “3 YEARS” as the frequency of stockholder votes on executive compensation and “FOR” ratification of the independent registered public accounting firm named on the reverse side. If no specification is made, the shares will be voted “FOR” the election of the nominees named herein, “FOR” approval of the compensation of the Company’s Named Executive Officers, for “3 YEARS” as the frequency of stockholder votes on executive compensation and “FOR” ratification of the independent registered public accounting firm named on the reverse side. The undersigned hereby acknowledges receipt of the Notice of Annual Meeting of Stockholders and the Proxy Statement furnished herewith. (Continued, and to be marked, dated and signed, on the other side) FOLD AND DETACH HERE AND READ THE REVERSE SIDE PROXY Important Notice Regarding the Availability of Proxy Materials for Steinway Musical Instruments, Inc.’s Annual Meeting of Stockholders to Be Held on June 24, 2011 The following Proxy Materials are available to you at http://www.cstproxy.com/steinwaymusical/2011/ • the Company’s Annual Report on Form 10-K for the year ended December 31, 2010, • the Company’s Amendment No. 1 on Form 10-K/A for the year ended December 31, 2010, • the Company’s 2011 Proxy Statement (including all attachments thereto), • the Proxy Card, and • any amendments to these materials that are required to be furnished to stockholders. ACCESSING YOUR PROXY MATERIALS ONLINE Have this notice available to vote your proxy electronically. You must reference your Company ID, 9-digit proxy number and 10-digit account number.

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INTERNET AVAILABILITY OF PROXY MATERIALS
Your Vote is Important.
ELECTION OF DIRECTORS
MANAGEMENT
COMPENSATION DISCUSSION AND ANALYSIS
REPORT OF THE COMPENSATION COMMITTEE
EXECUTIVE COMPENSATION
Summary Compensation Table
Outstanding Equity Awards at Fiscal Year End
Option Exercises and Stock Vested
Pension Benefits
Nonqualified Deferred Compensation
Director Compensation
ADVISORY VOTE ON EXECUTIVE COMPENSATION
ADVISORY VOTE ON FREQUENCY OF SAY-ON-PAY VOTE
REPORT OF THE AUDIT COMMITTEE(1)
PRINCIPAL STOCKHOLDERS
SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
OTHER MATTERS
STOCKHOLDER PROPOSALS
HOUSEHOLDING
ANNUAL REPORT